Exhibit 99.1

DURECT Corporation Announces Pricing of $42.5 Million Public Offering of Common Stock

CUPERTINO, Calif., February 4, 2021 / PRNewswire / — DURECT Corporation (Nasdaq: DRRX) (“DURECT”), a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program, today announced the pricing of its underwritten public offering of 17,708,333 shares of its common stock (the “Offering”) for gross proceeds of approximately $42,500,000, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by DURECT. The offering is expected to close on or about February 8, 2021, subject to customary closing conditions. In addition, DURECT has granted the underwriter for the Offering a 30-day option to purchase up to an additional 2,656,249 shares of its common stock.

Cantor Fitzgerald & Co. is acting as the sole book running manager for the Offering.

The underwriter may offer the shares from time to time for sale in one or more transactions on the Nasdaq Capital Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. On February 3, 2021, the last sale price of the shares as reported on the Nasdaq Capital Market was $2.87 per share.

DURECT intends to use the net proceeds of the Offering for general corporate purposes, which may include clinical trials, research and development activities, capital expenditures, selling, general and administrative costs, facilities expansion, and to meet working capital needs.

The Offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-226518) previously filed by DURECT with the Securities and Exchange Commission (the “SEC”) on September 28, 2019 and declared effective by the SEC on October 9, 2018. The Offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement describing the terms of the Offering and the accompanying prospectus have been filed with the SEC. Before you invest, you should read the registration statement, the preliminary prospectus, the documents that DURECT has filed with the SEC that are incorporated by reference into the registration statement, and the other documents DURECT has filed with the SEC for more complete information about DURECT and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the final prospectus and the accompanying prospectus relating to the Offering can be obtained, when available, from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th floor, New York, NY 10022; Email: prospectus@cantor.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About DURECT Corporation

DURECT is a biopharmaceutical company committed to transforming the treatment of acute organ injury and chronic liver diseases by advancing novel and potentially lifesaving therapies based on its endogenous epigenetic regulator program. DUR-928, the company’s lead drug candidate is in clinical development for the potential treatment of alcohol-associated hepatitis (AH) for which FDA has granted a Fast Track Designation, COVID-19 patients, and non-alcoholic steatohepatitis (NASH). DURECT’s proprietary drug delivery technologies are designed to enable new indications and enhanced attributes for small-molecule and biologic drugs. POSIMIR® (bupivacaine solution) for infiltration use, a non-opioid analgesic utilizing the innovative SABER® platform technology, is now FDA-approved.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Offering, regarding the potential uses and benefits of POSIMIR, the potential for DUR-928 to treat patients with AH, NASH, COVID-19, or other acute organ injury and chronic liver diseases, and plans for clinical development of DUR-928. These forward-looking statements are only predictions based upon management’s current information and expectations, are subject to known and unknown risks, and involve a number of uncertainties. Actual events and results may differ materially from those projected in such forward-looking statements as a result of various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as potential risks and uncertainties that POSIMIR will not achieve a successful commercial launch, that the clinical trial of DUR-928 in AH is delayed due to COVID-19 or other factors or that the clinical trial of DUR-928 in COVID-19 patients is delayed or stopped because of changes to the standard of care, the availability of alternative therapies, protocol changes or lack of available patients, the risk that clinical trials of DUR-928 take longer to conduct than anticipated, do not confirm the results from earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy or the life saving potential of DUR-928 in a statistically significant manner, and risks related to our ability to obtain capital to fund operations and expenses. For a discussion of these and other factors, please refer to DURECT’s Annual Report on Form 10-K for the year ended December 31, 2019, DURECT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as well as DURECT’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements contained in this press release speak only as of the date on which they were made, and DURECT undertakes no obligation to revise or update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

NOTE: POSIMIR® and SABER® are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. DUR-928 is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

Corporate Contact

Mike Arenberg

DURECT

Chief Financial Officer

+1-408-346-1052

mike.arenberg@durect.com

Media Contact

Mónica Rouco Molina, PhD

LifeSci Communications

+1-929-469-3850

mroucomolina@lifescicomms.com